Exhibit 99.01

PRESS RELEASE

For Immediate Release

Bank of the Carolinas Corporation Reports

Third Quarter Financial Results

MOCKSVILLE, NORTH CAROLINA, October 28, 2010 - Bank of the Carolinas Corporation (Nasdaq: BCAR) today reported financial results for the three- and nine-month periods ended September 30, 2010.

For the three-month period ended September 30, 2010, the Company reported a net income of $82,000, as compared to a net income of $782,000 in the third quarter of 2009. Excluding the effect of one-time gains on sale of the securities in the periods, the current year quarter would have been an improvement over the previous year. On a linked quarterly basis, net income of $82,000 in the third quarter of 2010 compares to net losses of $188,000 and $235,000 in the second and first quarters of 2010, respectively. After payment of dividends on preferred stock, the net loss available to common shareholders for the three months ended September 30, 2010 was $147,000, or $0.04 per common share, compared to a net income of $470,000, or $0.12 per common share, for the third quarter of 2009.

For the nine-month period ended September 30, 2010, the Company reported a net loss of $341,000, as compared to a net loss of $1,352,000 for the nine-month period of 2009. The net loss available to common shareholders for the nine months ended September 30, 2010 was $1,024,000, or $0.26 per common share, compared to a net loss of $1,763,000, or $0.45 per common share, for the nine month period of 2009.

The improvement in year-to-date 2010 results versus the previous year was driven by stronger core operating results which helped offset increased provisions for loan losses. Operating results have improved due to both an increased net interest margin and reductions in noninterest expenses. The Company’s year-to-date net interest margin increased to 3.30% in 2010 as compared to 2.43% in the previous year. Noninterest expense has been reduced throughout 2010, decreasing from $4.2 million in the first quarter to $3.8 million in the third quarter of 2010.

As of September 30, 2010, the Company’s nonperforming assets totaled $20.2 million and amounted to 3.77% of total assets, compared to total nonperforming assets of $17.5 million, or 2.86% of total assets, as of December 31, 2009, and $15.5 million, or 2.33% of total assets at September 30, 2009.

For the nine-month period ended September 30, 2010, the loan loss provision totaled $2,860,000, an increase of 16.0% from the $2,466,000 recorded in the same period 2009. The allowance for loan losses was 1.73% of total loans as of September 30, 2010, and net charge-offs for the nine-month period represented an annualized percentage of 1.67% of average loans outstanding.

Total assets at September 30, 2010 amounted to $535.5 million, a decrease of 12.3% when compared to the $610.4 million as of December 31, 2009 and a decrease of 19.4% when compared to $664.1 million as of September 30, 2009. The decrease in assets has been a successful strategic decision by the Company to improve its net interest margin and capital ratios. Loans totaled $367.0 million at September 30, 2010, a decline of 6.3% from a year earlier, and deposits fell 23.9% over the prior year to $415.0 million.

The Company continues to be well capitalized with a Tier 1 leverage ratio of 8.57% and a total capital to risk-weighted assets ratio of 12.43% as of September 30, 2010.

Bank of the Carolinas Corporation is the holding company for Bank of the Carolinas, a North Carolina chartered bank headquartered in Mocksville, NC with offices in Advance, Asheboro, Cleveland, Concord, Harrisburg, King, Landis, Lexington and Winston-Salem. The common stock of the Company is traded on the NASDAQ Global Market under the symbol “BCAR”.

For further information contact:

Eric E. Rhodes

Chief Financial Officer

Bank of the Carolinas

(336) 998-1799 x 220

DISCLOSURES ABOUT FORWARD LOOKING STATEMENTS

Statements in this press release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, expectations or beliefs about future events or results, and other statements that are not descriptions of historical facts, may be forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors which include, but are not limited to, factors discussed in our Annual Report on Form 10-K and in other documents we file with the Securities and Exchange Commission from time to time. Copies of those reports are available directly through the SEC’s Internet website at www.sec.gov. Forward-looking statements may be identified by terms such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “feels,” “believes,” “estimates,” “predicts,” “forecasts,” “potential” or “continue,” or similar terms or the negative of these terms, or other statements concerning opinions or judgments of our management about future events. Factors that could influence the accuracy of forward-looking statements include, but are not limited to (a) pressures on our earnings, capital and liquidity resulting from current and future conditions in the credit and capital markets, (b) continued or unexpected increases in nonperforming loans and credit losses in our loan portfolio, (c) continued adverse conditions in the economy and in the real estate market in our banking markets (particularly those conditions that affect our loan portfolio, the abilities of our borrowers to repay their loans, and the values of collateral that secures our loans), (d) the financial success or changing strategies of our customers, (e) actions of government regulators, or change in laws, regulations or accounting standards, that adversely affect our business, (f) changes in the interest rate environment and the level of market interest rates that reduce our net interest margins and/or the values of loans we make and securities we hold, (g) changes in competitive pressures among depository and other financial institutions or in our ability to compete effectively against other financial institutions in our banking markets, and (h) other developments or changes in our business that we do not expect. Although we believe that the expectations reflected in the forward-looking statements included in this press release are reasonable, they represent our management’s judgments only as of the date they are made, and we cannot guarantee future results, levels of activity, performance or achievements. As a result, readers are cautioned not to place undue reliance on these forward-looking statements. All forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements in this paragraph. We have no obligation, and do not intend, to update these forward-looking statements.

Bank of the Carolinas Corporation

Consolidated Balance Sheets

(In Thousands Except Share Data)

(Unaudited)

	September 30,
	2010	2009
Assets:
Cash and due from banks, noninterest-bearing	$11,690	$44,519

Temporary investments	5,557	24,136
Investment securities	113,021	165,499
Loans	367,021	391,592
Less, allowance for loan losses	(6,342)	(6,197)

Total loans, net	360,679	385,395
Premises and equipment, net	13,370	14,289
Other real estate owned	8,571	8,471
Bank owned life insurance	10,280	9,917
Other assets	12,321	11,875
Total Assets	$535,489	$664,101

Liabilities:
Noninterest bearing demand deposits	$35,531	$38,139

Interest-checking deposits	32,768	31,529
Savings and money market deposits	126,782	275,749
Time deposits	219,877	199,827

Total deposits	414,958	545,244
Securities sold under repurchase agreements	45,870	46,358

Federal Home Loan Bank advances	20,000	15,000
Subordinated debt	7,855	7,855
Other liabilities	1,509	1,651

Total Liabilities	490,192	616,108

Shareholders’ Equity:

Preferred stock, no par value	13,179	13,179

Discount on preferred stock	(1,056)	(1,306)
Common stock, $5 par value per share	19,486	19,486
Additional paid-in capital	12,989	12,972
Retained earnings (loss)	(724)	2,304
Accumulated other comprehensive income	1,423	1,358

Total Shareholders’ Equity	45,297	47,993
Total Liabilities and Shareholders’ Equity	$535,489	$664,101

Preferred shares authorized	3,000,000	3,000,000
Preferred shares issued and outstanding	13,179	13,179
Common shares authorized	15,000,000	15,000,000
Common shares issued and outstanding	3,897,174	3,897,174

Book value per common share	$8.24	$8.93

Bank of the Carolinas Corporation

Consolidated Statements of Income

(In Thousands Except Share Data)

(Unaudited)

	Three months ended September 30		Nine months ended September 30
	2010	2009	2010	2009

Interest income
Interest and fees on loans	$5,102	$5,875	$15,809	$17,904
Interest on securities	822	1,641	2,607	4,539
Other interest income	12	13	45	56

Total interest income	5,936	7,529	18,461	22,499

Interest expense

Interest on deposits	1,181	2,657	3,839	9,843
Interest on borrowed funds	641	776	1,997	2,364

Total interest expense	1,822	3,433	5,836	12,207

Net interest income	4,114	4,096	12,625	10,292

Provision for loan losses	858	1,046	2,860	2,466
Net interest income after provision for loan losses	3,256	3,050	9,765	7,826

Noninterest income

Customer service fees	316	369	961	1,019
Increase in value of banked owned life insurance	91	92	270	272
Gains on sale of investment securities	178	1,246	368	1,341
Other income	4	8	5	31

Total noninterest income	589	1,715	1,604	2,663

Noninterest expense

Salaries and benefits	1,686	1,611	5,400	4,959
Occupancy and equipment	537	553	1,665	1,647
FDIC insurance assessments	155	217	717	932
Data processing expense	210	330	607	785
Valuation provisions and net operating costs associated with foreclosed real estate	349	297	1,061	1,759
Other	857	838	2,660	2,735

Total noninterest expenses	3,794	3,846	12,110	12,817

Income (loss) before income taxes	51	919	(741)	(2,328)

Provision for income taxes	(31)	137	(400)	(976)

Net income (loss)	$82	$782	$(341)	$(1,352)

Dividends and accretion on preferred stock	(229)	(312)	(683)	(411)

Net income (loss) available to common shareholders	$(147)	$470	$(1,024)	$(1,763)

Loss per common share:
Basic	$(0.04)	$0.12	$(0.26)	$(0.45)
Diluted	$(0.04)	$0.12	$(0.26)	$(0.45)

Weighted Average Common Shares Outstanding:
Basic	3,897,174	3,897,174	3,897,174	3,893,350
Diluted	3,897,174	3,901,735	3,897,174	3,893,350

Bank of the Carolinas Corporation

Other Financial Data

(Dollars in thousands except per share amounts)

	As of or for the three months ended September 30				As of or for the nine months ended September 30
	2010	2009	Change*		2010	2009	Change*
Average balance sheet data
Average loans	$367,820	$399,173	(7.85)%		$375,346	$404,860	(7.29)%

Average earning assets	486,638	594,599	(18.16)		511,383	566,571	(9.74)

Average total assets	537,258	669,202	(19.72)		559,594	618,918	(9.59)
Average common shareholders’ equity	32,703	42,907	(23.78)		32,494	35,946	(9.60)
Average total shareholders’ equity	45,882	56,086	(18.19)		45,673	44,008	3.78

Period-end balance sheet data:
Total loans					$367,021	$391,592	(6.27)%

Allowance for loan losses					(6,342)	(6,197)	2.34

Total assets					535,489	664,101	(19.37)

Total deposits					414,958	545,244	(23.89)
Total common shareholders’ equity					32,118	34,814	(7.74)

Total shareholders’ equity					45,297	47,993	(5.62)

Asset quality indicators
Net loan charge-offs	$1,695	$1,563	n/m	%	$4,685	$2,577	81.78%

Total nonperforming loans					11,634	7,021	65.70

Total nonperforming assets					20,205	15,492	30.42

Asset quality ratios
Net-chargeoffs (recoveries) to average loans **	1.83%	1.55%	28	BP	1.67%	0.85%	82	BP
Nonperforming loans to total loans					3.17	1.79	138
Nonperforming assets to total assets					3.77	2.33	144
Nonperforming assets to loan-related assets					5.38	3.87	151
Allowance for loan losses to total loans					1.73	1.58	15

Financial ratios
Return on average assets **	0.06%	0.46%	(40	)BP	(0.08)%	(0.29)%	21	BP
Return on average common shareholders’ equity **	(1.78)	(2.88)	110		(4.21)	(6.76)	255

Net interest margin **	3.35	2.73	62		3.30	2.43	87

Per share amounts available to common shareholders

Basic earnings (loss) per common share	$(0.04)	$0.12	133.33%	$(0.26)	$(0.45)	42.22%

Diluted earnings (loss) per common share	(0.04)	0.12	133.33	(0.26)	(0.45)	42.22

Book value per common share	8.24	8.93	(7.74)	8.24	8.93	(7.74)

*	bps denotes basis points.
**	ratio annualized.